EXHIBIT (a)(1)(xiii)

FORM OF ADDITIONAL WEBINAR INVITE EMAILS

To:	[Employee]
From:	[Steve Spratt, Director Compensation & Benefits]
Date:	[Date]
Subject:	Your Webinar Invitation: Join us for “Stock Option Exchange Presentation”

Stock Option Exchange Presentation

Join us for a Webinar on [Date]

Space is limited.
Reserve your Webinar seat now at:
https://www1.gotomeeting.com/register/XXXXXXXXXX

Brief overview of the recently announced stock option exchange program.

Title:	Stock Option Exchange Presentation
Date:	[Date]
Time:	[Time]

After registering you will receive a confirmation email containing information about joining the Webinar.

System PC-based Required: Windows® 7, Vista, XP or 2003 Server	Requirements attendees

Macintosh®-based Required: Mac OS® X 10.5 or newer	attendees

To:	[Employee]
From:	[Steve Spratt, Director Compensation & Benefits]
Date:	[Date]
Subject:	Confirmation: “Stock Option Exchange Presentation”

Stock Option Exchange Presentation

Join us on [Date]

Dear  [Employee],

Thank you for registering for:

Stock Option Exchange Presentation
[Date]

1.	Click here to join:
https://www1.gotomeeting.com/join/XXXXXXXXXX/XXXXXXXXX

This link should not be shared with others; it is unique to you.

2.	You will be connected to audio using your computer's microphone and speakers (VoIP). A headset is recommended.

Or, you may select Use Telephone after joining the Webinar.

United States:

Toll: +1 (XXX) XXX-XXXX

Access Code: XXX-XXX-XXX
Audio PIN: Shown after joining the Webinar

Calling from another country?

Webinar ID: XXX-XXX-XXX

Please send your questions, comments and feedback to: steve.spratt@reachlocal.com.

System PC-based Required: Windows® 7, Vista, XP or 2003 Server	Requirements attendees

Macintosh®-based Required: Mac OS® X 10.5 or newer	attendees

Read our Audio Checklist for tips on using your computer's microphone and speakers with GoToWebinar.

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